                                                                    Exhibit 12.1


                             Waste Management, Inc.

                Computation of Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)



                                                                                                        Six
                                                                                                      Months
                                                                                                       Ended
                                                              Years Ended December 31,                June 30,
                                                             -------------------------                --------
                                                1997         1998       1999      2000      2001        2002
                                                ----         ----       ----      ----      ----        ----
Income (loss) before income taxes,
  extraordinary items, cumulative
  effect of changes in accounting
  principle, undistributed earnings
  from affiliated companies and
  minority interests                           $ (609)     $ (679)    $ (139)    $  344    $  792     $  576
                                               ------      ------     ------     ------    ------     ------
Fixed charges deducted from income:
Interest expense                                  556         682        770        748       541        232
Implicit interest in rents                         59          79         75         74        65         29
                                               ------      ------     ------     ------    ------     ------
                                                  615         761        845        822       606        261
                                               ------      ------     ------     ------    ------     ------
Earnings available for fixed charges           $    6      $   82     $  706     $1,166    $1,398     $  837
                                               ======      ======     ======     ======    ======     ======

Interest expense                               $  556      $  682     $  770     $  748    $  541     $  232
Capitalized interest                               51          42         34         22        16          9
Implicit interest in rents                         59          79         75         74        65         29
                                                ------     ------     ------     ------    ------     ------
    Total fixed charges                        $  666      $  803     $  879     $  844    $  622     $  270
                                               ======      ======     ======     ======    ======     ======

    Ratio of earnings to fixed charges         N/A(1)      N/A(2)     N/A(3)        1.4       2.2        3.1
                                               ======      ======     ======     ======    ======     ======

(1) Earnings were insufficient to fund fixed charges in 1997. Additional earnings of $660.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $112.7 million (primarily related to the United Waste Systems, Inc. merger in August 1997), and asset impairments and unusual items of $1.8 billion. The asset impairment and unusual items of $1.8 billion primarily related to a comprehensive review performed by Waste Management Holdings, Inc. of its operating assets and investments.

(2) Earnings were insufficient to fund fixed charges in 1998. Additional earnings of $720.4 million were necessary to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $1.8 billion and unusual items of $864.1 million related primarily to the mergers between Waste Management, Inc. and Waste Management Holdings, Inc. in July 1998, and Waste Management and Eastern Environmental Services, Inc. in December 1998.

(3) Earnings were insufficient to fund fixed charges in 1999. Additional earnings available for fixed charges of $173 million were needed to cover fixed charges for this period. The earnings available for fixed charges were negatively impacted by merger costs of $45 million primarily related to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. during July 1998 and asset impairments and unusual items of $739 million primarily related to losses on businesses sold and held-for-sale adjustments for businesses to be sold and, to a lesser extent, asset impairments related to landfill sites and other operating assets due to abandonment and closures of facilities, denials and permits, regulatory problems and a more stringent criteria used by Waste Management, Inc. in determining the probability of landfill expansions.